Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2020 SECOND QUARTER RESULTS

•	Second quarter 2020 earnings of $0.42 per share

•	Marine transportation and distribution and services revenues decline amid weak economic conditions, but activity is slowly starting to improve

•	Marine operating margins increase despite reduced volumes and barge utilization levels

•	Significant cost reductions implemented across the Company and expect FY2020 capital expenditures down ~40% year-on-year

•	Strong net cash flow provided by operating activities of $171 million and free cash flow of $127 million in the second quarter

•	Expect FY2020 free cash flow of $250 to $350 million

Houston, Texas (July 30, 2020) – Kirby Corporation (“Kirby” or the “Company”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2020 of $25.0 million, or $0.42 per share, compared with net earnings of $47.3 million or $0.79 per share for the 2019 second quarter. Consolidated revenues for the 2020 second quarter were $541.2 million compared with $771.0 million reported for the 2019 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “The dramatic economic slowdown associated with the COVID-19 pandemic in the second quarter was felt across our marine transportation and distribution and services businesses. We responded by aggressively lowering costs across the Company and were able to generate solid earnings and strong cash flow. Although the demand impacts have continued into the third quarter, activity appears to have bottomed and is starting to slowly improve.

“In marine transportation, with demand for many liquid products down significantly during the quarter, refiners scaled back their utilization levels into the high 60% range before it gradually improved into the mid-70% range, and chemical plant utilization fell to near 70%. As a result, demand for barge transportation weakened as the quarter progressed, and when combined with favorable summer operating conditions, our barge utilization fell into the mid-70% range in inland and the low 70% range in coastal by the end of June. To offset the impact of these activity declines, we aggressively implemented additional cost reductions across the business, significantly reducing horsepower, operating costs, and general and administrative expenses. Despite a 6% sequential reduction in segment revenue, our cost reduction efforts contributed to a sequential improvement in segment operating margins from 12.6% to 13.5%.

“Distribution and services experienced significant headwinds during the second quarter with a 33% sequential reduction in revenue. In the oilfield, the decline in oil prices, lower rig counts, and reduced demand resulted in an approximate 80% decline in U.S. frac activity and contributed to the bankruptcy of a large customer for which we incurred $0.04 per share of bad debt expense. As a result of the reduced activity, our oil and gas businesses experienced minimal manufacturing orders, parts sales, and service throughout the quarter. In commercial and industrial, activity levels in on-highway and power generation declined sharply as a result of lockdowns for much of the quarter. To reduce the impact of declining activity, we implemented additional workforce reductions, which resulted in severance charges of $0.02 per share, as well as furloughs and aggressive reductions in general and administrative expenses. We expect the segment will remain at a loss in the third quarter, but the impact of our cost reductions combined with an expected slow increase in activity should improve the segment’s results compared to the second quarter,” Mr. Grzebinski concluded.

Second Quarter 2020 Segment Results – Marine Transportation
Marine transportation revenues for the 2020 second quarter were $381.0 million compared with $404.3 million for the 2019 second quarter. Operating income for the 2020 second quarter was $51.4 million compared with $53.2 million for the 2019 second quarter. Segment operating margin for the 2020 second quarter was 13.5% compared with 13.2% for the 2019 second quarter.

In the inland market, average barge utilization was in the mid-80% range during the quarter compared to the mid-90% range in the 2019 second quarter. Barge volumes were heavily impacted by reduced demand for refined products and petrochemicals. Operating conditions were fair with improved weather conditions across the waterway network and reduced flooding on the Mississippi River. Lock delays remained elevated during the quarter. Overall, these conditions resulted in 2,815 delay days or a reduction of 15% compared to the 2019 second quarter. As a result of lower barge utilization, average spot market pricing for the quarter declined in the mid-to high single digits both sequentially and year-on-year. Average term contract pricing on expiring contracts was stable. Revenues in the inland market declined 2% compared to the 2019 second quarter due to the impact of reduced barge utilization and lower fuel rebills, but were partially offset by the Savage Inland Marine (“Savage”) asset acquisition which closed on April 1, 2020. During the second quarter, the inland market represented 80% of segment revenues and had an operating margin in the mid-to high teens.

In the coastal market, as a result of reduced demand for refined products and black oil transportation, barge utilization was in the mid-70% range during the 2020 second quarter compared to the mid-80% range in the 2019 second quarter. Spot market activity declined throughout the quarter; however, spot market and term contract pricing were stable. Revenues in the coastal market declined 17% compared to the 2019 second quarter as a result of reduced spot market activity, retirements of two large capacity vessels, and planned shipyard activity. The coastal market represented 20% of segment revenues and had a breakeven operating margin during the quarter.

Second Quarter 2020 Segment Results – Distribution and Services
Distribution and services revenues for the 2020 second quarter were $160.2 million compared with $366.8 million for the 2019 second quarter. The segment had an operating loss for the 2020 second quarter of $14.1 million which compares with operating income of $23.1 million for the 2019 second quarter. Operating margin was (8.8%) for the 2020 second quarter compared with 6.3% for the 2019 second quarter. The quarter’s results were adversely impacted by $3.3 million of bad debt expense resulting from a large oil and gas customer’s bankruptcy as well as $1.4 million of severance.

In the oil and gas market, revenues and operating income declined due to low oil prices and reduced activity which resulted in limited customer demand for new and overhauled transmissions, parts and service. The manufacturing business experienced a sharp reduction in orders with minimal deliveries of new and remanufactured pressure pumping equipment. During the quarter, the oil and gas market represented approximately 19% of segment revenues and had a negative operating margin.

In the commercial and industrial market, revenues declined primarily due to reduced economic activity and stay-at-home orders across the U.S. which heavily impacted activity levels in the on-highway and power generation businesses. The marine repair business was also down year-on-year due to reduced major overhaul activity and engine sales. These reductions were partially offset by the contribution from Convoy Servicing Company (“Convoy”), a Thermo King distributor which was acquired in early 2020. During the quarter, the commercial and industrial market represented approximately 81% of segment revenues and had an operating margin in the low single digits.

Cash Generation
For the 2020 second quarter, EBITDA of $90.8 million compares with $133.2 million for the 2019 second quarter. During the second quarter, net cash provided by operating activities was $170.6 million, some of which was used to fund capital expenditures of $43.6 million. The Company also used $279.0 million to acquire the Savage assets. As of June 30, 2020, the Company had $108.5 million of cash and cash equivalents on the balance sheet. Total debt was $1,642.8 million, reflecting a $59.7 million reduction compared to March 31, 2020, and the debt-to-capitalization ratio was 35.0%.

2020 Outlook
Commenting on the 2020 full year outlook, Mr. Grzebinski said, “In the past quarter, our businesses experienced unprecedented declines in demand as a result of the COVID-19 pandemic. Recently, we have seen slight increases in demand across the Company which we believe represent an initial recovery and a bottom to our activity and utilization levels. However, given the risk of future spikes in virus cases and governments issuing new restrictions, the timing and magnitude of a material recovery remains unclear. Until we see a significant improvement in demand, we will continue to aggressively manage our costs, restrain capital spending, and focus on cash generation. Kirby has ample liquidity, and we continue to expect strong free cash flow in 2020 which will be used to repay debt, increase liquidity, and strengthen the balance sheet.”

In inland marine, although refinery and petrochemical plant utilization rates have started to improve, Kirby expects a slow recovery going forward until economic activity rebounds more significantly. With barge utilization rates starting the third quarter in the mid-70% range, the Company anticipates sequentially lower average barge utilization for the quarter. This is expected to have an adverse impact on revenues and operating margins. Overall, Kirby expects inland revenues and operating income will sequentially decline in the third quarter.

In the coastal market, with 85% of revenues under term contracts, much of coastal’s business is expected to be stable through the end of the year. The spot market remains challenging, but reduced shipyard maintenance is expected to benefit the third quarter’s results. Kirby plans to retire one additional large capacity vessel in the third quarter and expects reduced activity in the coal transportation business for the remainder of the year. Overall, Kirby expects coastal third quarter revenues and operating income will modestly improve sequentially.

In distribution and services, activity in the oil and gas market is expected to remain challenged with all major customers curtailing spending for the duration of 2020. Although some operators are starting to bring shut-in wells back on-line and frac activity is modestly improving, Kirby does not expect to see a material improvement in activity in the short-term as many customers have significant excess pressure pumping capacity available for use. In commercial and industrial, although the Company’s businesses continue to be adversely impacted by reduced economic activity, there have been some recent improvements in the on-highway and power generation sectors. Fleet miles in the nation’s trucking industry are growing, and power generation projects which were previously deferred are being rescheduled for the coming months. Additionally, Kirby expects increased seasonal utilization of the power generation rental fleet and higher activity in the Thermo King refrigeration businesses. As well, the impact of our cost reduction initiatives is expected to be more fully realized in the third quarter. As a result, overall, segment operating margins are expected to improve in the third quarter but remain below breakeven levels.

On the balance sheet, as of June 30, 2020, Kirby had approximately $537 million of cash and liquidity available. The Company does not have any scheduled debt maturities until 2023, and there is substantial room available in its bank covenants. Kirby expects 2020 capital spending to be approximately $150 million, representing a year-on-year reduction of approximately 40%. While the Company is committed to regulatory and recurring maintenance on the marine transportation fleet, capital spending is being stringently managed. Overall, Kirby expects to generate net cash provided by operating activities of $400 million to $500 million, with free cash flow of $250 million to $350 million during 2020.

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, July 30, 2020, to discuss the 2020 second quarter performance as well as the outlook for the remainder of 2020. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at https://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 5595145. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2019 year and quarters are available in the Investor Relations section of Kirby’s website, https://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2019 and in subsequent quarterly filings on Form 10-Q.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2020	2019	2020	2019
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$380,987	$404,286	$784,244	$772,407
Distribution and services	160,172	366,756	400,841	743,256
Total revenues	541,159	771,042	1,185,085	1,515,663

Costs and expenses:
Costs of sales and operating expenses	373,539	563,495	827,107	1,100,150
Selling, general and administrative	65,612	69,150	137,692	141,946
Taxes, other than on income	13,065	10,579	24,471	20,577
Depreciation and amortization	54,502	55,093	110,288	110,316
Impairments and other charges	—	—	561,274	—
(Gain) loss on disposition of assets	189	(3,118)	(303)	(5,275)
Total costs and expenses	506,907	695,199	1,660,529	1,367,714
Operating income (loss)	34,252	75,843	(475,444)	147,949
Other income	2,290	2,381	5,013	1,813
Interest expense	(12,708)	(15,515)	(25,507)	(28,716)
Earnings (loss) before taxes on income	23,834	62,709	(495,938)	121,046
(Provision) benefit for taxes on income	1,429	(15,269)	174,238	(29,149)
Net earnings (loss)	25,263	47,440	(321,700)	91,897
Less: Net earnings attributable to noncontrolling interests	(261)	(153)	(539)	(314)
Net earnings (loss) attributable to Kirby	$25,002	$47,287	$(322,239)	$91,583

Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$0.42	$0.79	$(5.38)	$1.53
Diluted	$0.42	$0.79	$(5.38)	$1.53
Common stock outstanding (in thousands):
Basic	59,912	59,740	59,898	59,725
Diluted	59,937	59,907	59,898	59,865

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings (loss) attributable to Kirby	$25,002	$47,287	$(322,239)	$91,583
Interest expense	12,708	15,515	25,507	28,716
Provision (benefit) for taxes on income	(1,429)	15,269	(174,238)	29,149
Impairment of long-lived assets	—	—	165,304	—
Impairment of goodwill	—	—	387,970	—
Depreciation and amortization	54,502	55,093	110,288	110,316
	$90,783	$133,164	$192,592	$259,764

Capital expenditures	$43,605	$66,336	$92,830	$127,268
Acquisitions of businesses and marine equipment	$281,825	$5,370	$342,247	$252,840

	June 30,
	2020	2019
	(unaudited, $ in thousands)
Cash and cash equivalents	$108,471	$22,521
Long-term debt, including current portion	$1,642,839	$1,594,706
Total equity	$3,051,984	$3,322,172
Debt to capitalization ratio	35.0%	32.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)

Marine transportation revenues	$380,987	$404,286	$784,244	$772,407

Costs and expenses:
Costs of sales and operating expenses	244,990	267,537	510,885	513,727
Selling, general and administrative	26,816	29,255	58,740	62,472
Taxes, other than on income	11,122	9,159	20,545	17,125
Depreciation and amortization	46,684	45,092	91,983	90,416
Total costs and expenses	329,612	351,043	682,153	683,740

Operating income	$51,375	$53,243	$102,091	$88,667

Operating margin	13.5%	13.2%	13.0%	11.5%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)

Distribution and services revenues	$160,172	$366,756	$400,841	$743,256

Costs and expenses:
Costs of sales and operating expenses	128,549	295,958	316,222	586,423
Selling, general and administrative	37,225	37,195	75,197	74,586
Taxes, other than on income	1,912	1,411	3,882	3,428
Depreciation and amortization	6,633	9,064	15,969	18,082
Total costs and expenses	174,319	343,628	411,270	682,519

Operating income (loss)	$(14,147)	$23,128	$(10,429)	$60,737

Operating margin	(8.8)%	6.3%	(2.6)%	8.2%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2020	2019	2020	2019
	(unaudited, $ in thousands)

General corporate expenses	$2,787	$3,646	$6,135	$6,730

Impairment of long-lived assets	$—	$—	$165,304	$—

Impairment of goodwill	$—	$—	$387,970	$—

Inventory write-downs	$—	$—	$8,000	$—

(Gain) loss on disposition of assets	$189	$(3,118)	$(303)	$(5,275)

ONE TIME CHARGES AND BENEFITS

The 2020 first six months GAAP results include certain one-time charges.  The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Six Months 2020
	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP loss	$(495.9)	$(322.2)	$(5.38)
Impairments and other charges	561.3	433.3	7.24
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$65.4	$60.3	$1.01

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):
	Second Quarter		Six Months
	2020	2019(7)	2020	2019(7)
	(unaudited, $ in millions)
Net cash provided by operating activities	$170.6	$149.6	$242.1	$188.2
Less: Capital expenditures	(43.6)	(66.3)	(92.8)	(127.3)
Free cash flow(2)	$127.0	$83.3	$149.3	$60.9

	FY 2020 Projection		FY 2019(7)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$400.0	$500.0	$511.8
Less: Capital expenditures	(150.0)	(150.0)	(248.2)
Free cash flow(2)	$250.0	$350.0	$263.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2020	2019	2020	2019
Inland Performance Measurements:
Ton Miles (in millions) (3)	3,688	3,707	7,307	6,853
Revenue/Ton Mile (cents/tm) (4)	8.2	8.4	8.5	8.7
Towboats operated (average) (5)	324	309	318	297
Delay Days (6)	2,815	3,331	7,305	7,944
Average cost per gallon of fuel consumed	$1.12	$2.24	$1.55	$2.09

Barges (active):
Inland tank barges			1,131	1,067
Coastal tank barges			47	49
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			25.6	23.7
Coastal tank barges			4.5	4.7

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles.  Example:  Second quarter 2020 inland marine transportation revenues of $303,012,000 divided by 3,688,000,000 inland marine transportation ton miles = 8.2 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.

(7)	See Kirby’s 2019 10-K and 2019 second quarter 10-Q for amounts provided by (used in) investing and financing activities.